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                                                                  EXHIBIT 10(a)




                       AGREEMENT WITH FUN DESIGNS, INC.


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INNOVA PURE WATER, INC.
13130 56th Court, Suite 604
Clearwater FL 33760


                          Strategic Alliance Agreement

                                     BETWEEN

Innova Pure Water, Inc.                           Fun Designs, Inc.
Clearwater, FL                                    Duxbury, MA

There has been an expressed desire by both parties to enter into a formal business relationship. As a component of this relationship:

1) Innova will sell its water treatment filters to Fun Designs at its most favorable OEM price based upon minimum annual commitments of 100,000 units or more per filter model.

2) The type of product which FD will market Innova filter products into and for which FD is provided an exclusive license to use Innova supplied filters for sale with is defined as:

            A) Products which shall contain a licensed or generic three-dimensional design in a figural child's bottle format or replacement figural filter format, excluding the newborn and infant markets.

            B) It is the responsibility of FD to obtain those licenses that FD chooses to use. The licensed products may also be in printed design format. Innova requires that the designs used are in good taste and complimentary to the Innova Brand. Innova is to approve the licensed products and the licenses and designs to be used.

            C) Distribution of products that may compete with Innova in Innova's markets or other Innova customers outside the license and/or three-dimensional Figural Top Design category will require separate approval from Innova on a case-by-case basis. Such approval will not be unnecessarily withheld.

3) Should Innova create a new filter product for the FD class of trade, it will provide FD the first right of refusal prior to offering the new product to another party marketing to the same class of trade.

4) With the approval of FD, Innova will attempt to incorporate FD products into Playskool and/or Lamaze product marketing programs, but neither Innova nor FD is required by contract to do so. If the incorporation of FD products into the business of either one or both of the named companies is successful, the products of FD sold to or distributed by the above will be through Innova or FD, recognizing the subject companies are Innova accounts.

5) Innova, with the approval of FD, may also introduce FD products to the GoodTimes family of companies as well as Richard Simmons, QVC, and Home Shopping. The products of FD sold to or distributed by the named above will be through Innova or as

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      may be directed by Innova which is necessary to maintain continuity of products relative to water treatment. It is Innova's intention that while they are FD products they are not identical to FD retail products without the expressed approval of FD.

6) The initial agreement will be for a period of two years, based upon a commitment by FD to purchase a minimum of $500,000 in the first year and $1,000,000 in the second year. If both parties meet their commitments, the agreement will automatically extend each year. In the third year, if extended, minimum sales are to be $1,500,000; however, either party may cancel by providing the other party with notice of its intention within 120 days of the anniversary date.


                               December 17, 19961

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Further, should change of control occur to either party, the agreement may be terminated by either party at such time. Should FD fail to make its financial commitment, there will be no financial liability although the agreement may be terminated at the end of the specific year without 120 days notice.

7)    A)    Should Termination occur, FD will be provided the opportunity to liquidate existing inventory of record within a six-month period.
            Innova will be provided the opportunity to purchase or place such inventory on terms no less favorable than offered to any third party.

      B) Similarly, FD will complete any outstanding orders being produced for Innova and Innova will have the same terms extended to it as have been extended to FD.

8) Innova may sell directly during the period of our agreement: baby bottles, sippy cups and cups with straws, adult products, and toys incorporating water filtration to any third party. Innova's newborn and baby products may contain figural designs. Innova may also sell products with figural designs to schools, college bookstores, the premium and incentive business, and for private label, if requested.

9) Innova will attempt to purchase from FD its product needs for Innova's direct sales to GoodTimes, QVC, or HSN, with the approval of FD, the products for which will not be identical to FD's retail products. This assumes pricing consistent with similar customer requirements and the ability to meet Innova's volume requirements on a timely basis.

10) FD agrees to purchase its water filtration products from Innova during the period of this agreement.

11) Both parties agree to protect each other's intellectual property and recognize the proprietorship of each company's design(s) and property. To the degree practical such transfer of intellectual property, designs and ideas will be confirmed by letter or dated hard copy.

12) Any FD products incorporating an Innova filter will have, in distinct lettering, reference to the Innova filter and corporate name, or logo as shall be mutually agreed upon.

13) Upon request, Innova will produce any salient patent which has issued, and general reference to pending registrations. Innova patents and applications, when applicable, will be referenced upon the packaging if not incorporated upon the product

14) Innova will hold FD harmless against claims for infringement or the use of the Innova component of the product - as long as Innova has reviewed the claims and instructions, and approved such, that are supplied with, or on, the packaging or product

15) Innova agrees to defend FD against product claims that may arise from the sale by FD of Innova products and/or components so long as Innova has approved in writing of the claims made and instructions provided. Products referencing Innova products should all contain the same language which had been approved by Innova in writing.

16) FD will bring to Innova's attention any patent infringement of which they become aware.

17) Termination of this agreement for cause may occur as a result of default and the failure to remedy the default within thirty days of notice faxed to the business of the defaulting party. Just cause is deviation from the terms set forth, failure to make payments in a timely manner, failure to meet annual sales commitments, failure to make deliveries on schedule that are within the control of the parties, and excepting force majure. In addition products are to function and perform within specifications and quality is to be maintained within specifications and equal to samples which may be provided for this purpose.

18)   This agreement will be interpreted under the laws of the State of Florida.

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19)   Any disagreements that may arise, and which cannot be resolved by the principals, will be submitted to binding arbitration by and under the Rules of the American Arbitration Association, the findings of which the parties to this agreement agree to accept and abide by.

20)   Innova will, at this time, furnish the:

      a) "Source (13/16"0) Filter" with integral pull-push cap and valve, based upon 100,000 units ______$1.25 bulk-packed and sealed in poly bag, shipped in an over-box. Pricing will be Innova's best OEM price available at the time.

      b) "Source (13/16"0) Filter" without integral pull-push cap and valve, based upon 100,000 units $1.06 bulk-packed and sealed in poly bag, shipped in an over-box. Pricing will be Innova's best OEM price available at the time.

      c) "Choice (1 /8"0) Filter" with combination base, based upon 100,000 units $1.1 5 bulk-packed and sealed in poly bag, shipped in an over-box. Pricing will be Innova's best OEM price available at the time.

      Prices are subject to change, as are technical specifications. Any changes will be preceded by ninety (90) days notification of pending change.

21)   Terms: To be determined on an order-by-order basis.



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22) Other considerations:

      A) Innova has a pending strategic alliance with the Thermos company that may include existing youth and school products. Without expanding the existing Thermos line, Innova has an obligation to provide filters should Thermos so request; however, any child's product containing a filter supplied by Innova will be in conjunction with a lunch box and be of a double-walled nature.

      B) Innova has worked with an independent representative that has presented Innova products to Disney, using Disney Characters for sales to the theme parks and/or stores. An adequate period of time will be required to permit them to close the sale -- 120 days.

      A) Upon entering into an agreement, Innova will terminate any outstanding agreements which may impinge upon the "License & Character" market of FD. Innova will terminate such agreements, should any be in existence, but may require up to 120 days to do so. While no agreements particularly address this class of trade, neither do they exclude such.

      B) Innova is not limited from selling, to any party, its standard product line for marketing without 3-D figural designs.

      E) Relative to sport and bike bottles, no exclusivity can be granted as prior agreements are in place with sport and bike bottle manufacturers and distributors. Licensing of characters will be FD's protection. Innova, to the degree permitted by law, will attempt to exclude the use of Innova filters by third parties in conjunction with 3-D figural designs.


For Innova Pure Water, Inc.              For Fun Designs, Inc.


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Printed Name:                            Printed Name
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Date - December 17, 1996                    Date - January 9, 1996




                               December 17, 1996